NEWS RELEASE

FOR IMMEDIATE RELEASE                       Stock Symbol: BFSB
April 30, 2007                              Traded on Nasdaq Global Market

CONTACT:
Angelo J. Di Lorenzo
President and Chief Executive Officer
(718) 855-8500


                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
          OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2007 AND
             ANNOUNCES A QUARTERLY CASH DIVIDEND OF $0.03 PER SHARE


BROOKLYN,  N.Y. - April 30, 2007 - Brooklyn Federal Bancorp, Inc. (Nasdaq Global
Market: BFSB), the parent Company of Brooklyn Federal Savings Bank, today announced a net loss of $317,000, a decrease of $1.3 million, or 130.9%, for the quarter ended March 31, 2007 compared to net income of $1.0 million for the quarter ended March 31, 2006. The Company reported basic and diluted loss per common share of $(0.02) and basic and diluted earnings per common share $0.08 for the quarters ended March 31, 2007 and March 31, 2006, respectively. The reported loss per common share of $(0.02) for the quarter ended March 31, 2007 is primarily due to the expensing of the grant of stock awards and stock options from the Company's stock-based incentive plan. The stock-based incentive plan was approved by stockholders in April 2006 and grants were made in January 2007.

On April 17, 2007 the Company's Board of Directors approved a cash dividend of $0.03 per share of common stock for stockholders of record as of May 17, 2007, payable on May 29, 2007.

The Company also reported net income for the six months ended March 31, 2007 of $1.4 million, a decrease of $783,000, or 36.4%, compared to $2.2 million for the same period ended March 31, 2006. Basic and diluted earnings per common share were $0.10 and $0.17 for the six months ended March 31, 2007 and March 31, 2006, respectively.

Total assets at March 31, 2007 were $398.8 million, a decrease of $9.2 million, or 2.3%, compared to total assets of $408.0 million at September 30, 2006. The decrease was primarily due to sales of and repayments in loans held-for-sale of $9.6 million, or 10.4%, to $82.6 million at March 31, 2007 from $92.2 million at September 30, 2006, repayments in securities held-to-maturity of $3.4 million, or 3.9%, to $83.6 million at March 31, 2007 from $87.0 million at September 30, 2006, maturities in certificate of deposit investments of $1.8 million, or 24.9%, to $5.4 million at March 31, 2007 from $7.2 million at September 30, 2006, a decrease in Federal Home Loan Bank ("FHLB") stock of $1.4 million, or 51.3%, to $1.4 million at March 31, 2007 from $2.8 million at September 30, 2006, offset in part by increases in cash and due from banks of $3.6 million, or 89.5%, to $7.7 million at March 31, 2007 from $4.1 million at September 30, 2006, loans receivable of $1.7 million, or 0.9%, to $196.1 million at March 31, 2007 from $194.4 million at September 30, 2006 and securities available-for-sale of $109,000, or 2.5%, to $4.5 million at March 31, 2007 from $4.4 million at September 30, 2006.

Total deposits increased by $18.6 million, or 6.9%, to $289.6 million at March 31, 2007 from $271.0 million at September 30, 2006. The increase was primarily due to increases in certificates of deposit of $12.8 million, or 8.4%, to $165.2 million at March 31, 2007 from $152.4 million at September 30, 2006, interest-bearing deposits, which include savings accounts, NOW accounts and money market accounts, of $8.5 million, or 8.5%, to $108.2 million at March 31, 2007 from $99.7 million at September 30, 2006, offset by a decrease in non-interest bearing deposits of $2.7 million, or 14.2%, to $16.2 million at March 31, 2007 from $18.9 million at September 30, 2006. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $31.7 million, or 64.1%, to $17.7 million at March 31, 2007 from $49.4 million at September 30, 2006. Stockholders' equity increased by $4.2 million, or 5.3%, to $84.2 million at March 31, 2007 from $80.0 million at September 30, 2006, primarily due to the implementation of the stock-based incentive plan and the addition of net income.

COMPARISON OF OPERATING RESULTS FOR THE QUARTER

Total net interest income before provision for loan losses increased $820,000, or 23.0%, to $4.4 million for the quarter ended March 31, 2007 compared to $3.6 million for the quarter ended March 31, 2006. Interest income for the quarter ended March 31, 2007, increased $1.7 million, or 33.5%, to $7.0 million compared to $5.3 million from the comparable quarter in 2006. Interest expense increased $949,000, or 55.5%, to $2.7 million for the quarter ended March 31, 2007 from $1.7 million for the quarter ended March 31, 2006.

The average balance of net loans, including loans held-for-sale, increased $71.7 million, or 33.4%, to $286.6 million for the quarter ended March 31, 2007 compared to $214.9 million for the comparable quarter in 2006. The total average balance of the Company's securities and other interest-earning assets decreased $28.9 million, or 22.7%, to $98.4 million for the quarter ended March 31, 2007 compared to $127.3 million for the comparable period in 2006. The Company continued to deploy the funds from repayments in its securities portfolio, increased borrowings and net deposit inflows into loan products. The average balance on total interest-earning assets increased $42.8 million, or 12.5%, to $385.0 million for the quarter ended March 31, 2007 compared to $342.2 million for the comparable quarter in 2006. The average yield on total interest-earning assets increased 115 basis points to 7.32% for the quarter ended March 31, 2007 compared to 6.17% for the comparable period in 2006. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $14.9 million, or 6.0%, to $264.1 million for the quarter ended March 31, 2007 compared to $249.2 million for the same quarter in 2006. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $21.2 million, or 253.7%, to $29.6 million for the quarter ended March 31, 2007 compared to $8.4 million for the quarter ended March 31, 2006. The average cost of total interest-bearing liabilities increased 97 basis points to 3.62% from 2.65% for the quarter ended March 31, 2007 compared to the same quarter in 2006.

The loan loss provision decreased $141,000 to a recovery of $13,000 for the quarter ended March 31, 2007 from $128,000 for the quarter ended March 31, 2006. The primary reason for this decrease was pay offs of higher risk loans, offset in part by increases in lower risk loans.

Non-interest income increased by $53,000, or 9.7%, to $599,000 for the quarter ended March 31, 2007 from $546,000 for the same quarter in 2006. The increase was primarily due to increases in syndicated loan fees of $70,000, construction loan fees of $20,000, commercial loan fees of $15,000 and bank owned life insurance income of $3,000, offset in part by reductions in profits on loans sold of $13,000 and other miscellaneous and fee income of approximately $42,000.

Non-interest expense increased $3.4 million, or 144.1%, to $5.7 million for the quarter ended March 31, 2007 from $2.3 million for the same period in 2006. The increase was mainly due to a compensation and benefit expense increase of $3.3 million, which included a $3.2 million expense for the vesting charges of the Company's stock-based incentive plan, increases in employee salaries, health care insurance cost and director compensation for meetings. There were also increases in professional fees of approximately $34,000, data processing of $11,000 and miscellaneous expenses of $94,000, which include printing, postage and other service fees, offset in part by a decrease of $47,000 in occupancy and equipment expenses.

Provision for income taxes decreased by $1.0 million, or 166.2%, to a benefit of $407,000 for the quarter ended March 31, 2007 compared to a $615,000 expense for the same quarter in 2006. The primary reason for the decrease is lower income before income taxes.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTH PERIOD

Net interest income before provision for loan losses increased $1.8 million, or 26.6%, to $8.7 million for the six months ended March 31, 2007 from $6.9 million for the same period in 2006. Interest income increased $4.0 million, or 39.8%, to $14.2 million for the six months ended March 31, 2007 from $10.2 million for the same period in 2006. Interest expense increased $2.2 million, or 67.8%, to $5.4 million for the six months ended March 31, 2007 from $3.2 million for the
same  period   2006.

The average balance of net loans, including loans held-for-sale, increased $79.1 million, or 37.6%, to $289.4 million for the six month period ended March 31, 2007 from $210.3 million in the comparable period of 2006. The Company continues to utilize repayments on its securities portfolio, net inflows from the Company's deposit products and FHLB of New York advances, for loan production. The total average balance of the Company's securities and other interest-earning assets decreased $28.9 million, or 22.4% to $100.0 million for the six-month period ended March 31, 2007 compared to $128.9 million for the same period in 2006. The average yield on total interest-earning assets increased 130 basis points to 7.29% for the six months ended March 31, 2007 from 5.99% for the six months ended March 31, 2006. The average balance of interest-bearing deposits, which include savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $13.4 million, or 5.4%, to $260.4 million for the six months ended March 31, 2007 from $247.0 million for the six months ended March 31, 2006. The average balance of borrowings, which includes short and long term FHLB of New York advances, increased $29.2 million, or 356.1%, to $37.4 million for the six months ended March 31, 2007 from $8.2 million for the six months ended March 31, 2006. The average cost of total interest-bearing liabilities increased 111 basis points to 3.65% for the six months ended March 31, 2007 from 2.54% for the same time period in 2006.

The loan loss provision decreased $111,000 to $4,000 for the six months ended March 31, 2007 from $115,000 for the same time period in 2006. The primary reason for this decrease were pay offs in higher risk loans, offset in part by an increase in lower risk loans.

Non-interest income increased $129,000, or 10.3%, to $1.4 million from $1.3 million for the six month period ended March 31, 2007 compared to the same period in 2006. The primary reasons for the increase were increased syndicated loan fees of $77,000, construction loan fees of $34,000, commercial loan fees of approximately $106,000, miscellaneous loan fees of $3,000 and bank owned life insurance income of $22,000, offset in part by reductions in net gain on sale of mortgage loans of $27,000, depositor-related fees of $21,000 and other miscellaneous and fee income of approximately $65,000.

Non-interest expense increased $3.5 million, or 76.4%, to $8.1 million from $4.6 million for the six-month period ended March 31, 2007 compared to the same period in 2006. The increase includes an increase in compensation and benefit expenses of $3.3 million, reflecting the implementation of the Company's stock-based incentive plan expenses of $3.2 million, increases in employee salaries, director compensation for meetings, health care insurance costs and costs of the employee stock ownership plan. The increase in non-interest expenses also reflects increases in data processing service bureau expense of $10,000, professional fees of $72,000 and other operating expenses of $172,000, which includes printing, postage and other service fees, offset in part by a decrease of $57,000 in occupancy and equipment expense.

Provision for income taxes decreased $655,000, or 50.6%, to $639,000 for the six-month period ended March 31, 2007 from $1.3 million for the same period in 2006. The primary reason for the decrease is lower income before income taxes.

STOCK REPURCHASE PROGRAM

The Company's Board of Directors authorized a $1.5 million stock repurchase program in January 2007. As of March 31, 2007, the Company had repurchased 22,000 shares, at an average cost of $14.17 per share, with a total cost of approximately $312,000.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. Additional financial data for the quarter and six months ended March 31, 2007 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.


                              FINANCIAL HIGHLIGHTS


                                                         At March 31,        At September 30,
                                                         ------------       -----------------
                                                             2007                 2006
                                                         ------------       -----------------
                                                                (In thousands)
Selected Financial Condition Data:
       Total assets                                          $ 398,816             $ 408,045
       Cash and due from banks                                   7,726                 4,078
       Certificates of deposit                                   5,378                 7,160
       Securities available-for-sale                             4,498                 4,389
       Securities held-to-maturity                              83,621                86,972
       Loans receivable, net                                   196,055               194,355
       Loans held-for-sale                                      82,643                92,243
       Deposits                                                289,633               271,003
       Borrowings                                               17,721                49,407
       Stockholders' equity                                     84,207                79,963



                                                          For the Three Months Ended                   For the Six Months Ended
                                                                  March 31,                                   March 31,
                                                        ---------------------------                  ----------------------------
                                                         2007                 2006                   2007                   2006
                                                        -----                -----                  -----                  -----
                                                    (In thousands, except per share data)      (In thousands, except per share data)
Selected Operating Data:

       Interest income                                   $ 7,044               $ 5,275              $ 14,191               $ 10,153
       Interest expense                                    2,658                 1,709                 5,441                  3,242
                                                         --------              -------              --------               ---------
          Net interest income before
            provision for loan losses                      4,386                 3,566                 8,750                  6,911
       (Benefit of) provision for loan losses                (13)                  128                     4                    115
                                                         --------              -------              --------               ---------
          Net interest income after
            provision for loan losses                      4,399                 3,438                 8,746                  6,796
       Non-interest income                                   599                   546                 1,384                  1,255
       Non-interest expense                                5,722                 2,344                 8,120                  4,603
                                                         --------              -------              --------               ---------
       (Loss) income before income taxes                    (724)                1,640                 2,010                  3,448
       (Benefit of) provision for income taxes              (407)                  615                   639                  1,294
                                                         --------              -------              --------               ---------
          Net (loss) income                              $  (317)              $ 1,025              $  1,371               $  2,154
                                                         ========              =======              ========               =========

          Basic (loss) earnings per common share         $ (0.02)              $  0.08              $   0.10               $   0.17
          Diluted earnings per common share              $ (0.02)              $  0.08              $   0.10               $   0.17




                                                             At or For the Three Months            At or For the Six Months
                                                                  Ended March 31,                      Ended March 31,
                                                            --------------------------            --------------------------
                                                              2007             2006                  2007              2006
                                                            ---------        ---------            ---------        ---------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets                    (1)              (0.32)%             1.15 %              0.67 %         1.22 %
Return on average equity                    (1)              (1.53)%             5.37 %              3.34 %         5.67 %
Interest rate spread                        (2)               3.70 %             3.52 %              3.64 %         3.45 %
Net interest margin                         (1)(3)            4.56 %             4.17 %              4.49 %         4.07 %
Efficiency ratio                            (4)             114.78 %            57.00 %             80.13 %        56.37 %
Non-interest expense to average total assets(1)               5.69 %             2.63 %              3.99 %         2.60 %
Average interest-earning assets to average
       interest-bearing liabilities                         131.05 %           132.85 %            130.76 %       132.89 %

Asset quality ratios:
Non-performing assets as a percent of total assets            0.03 %             0.05 %
Non-performing loans as a percent of total loans              0.04 %             0.09 %
Allowance for loan losses as a percent of total loans         0.63 %             0.66 %

Other Data:
Number of full service offices                                   4                  4


--------------------------------------
(1)  Ratio is annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.